Exhibit 10.1

ADDENDUM

This Addendum amends that certain Employment Agreement dated November 21, 2001 by and between STEVEN LECKERMAN and NCO FINANCIAL SYSTEMS, INC., a Pennsylvania corporation (the “Agreement”), and this Addendum shall be effective as of November 1, 2005 (the “Effective Date”).

AGREEMENT

For good and valuable consideration, including a promotion and an increase in Base Salary, the receipt and sufficiency of which are hereby acknowledged by the Employee, and the Employee acknowledging that notwithstanding any gap in the dates of his having an employment agreement, which gap was caused by his unwillingness to execute an extension that was offered to him, the parties agree as follows:

1.	Paragraph 2 of the Agreement is amended by providing that the Employee’s title shall be Chief Operating Officer/Operations and Executive Vice President.

2.	Paragraph 3 of the Agreement is amended by deleting the text of such paragraph in its entirety and replacing it with the following:

“The term of this Agreement shall be for a period of fourteen (14) months, commencing on the Effective Date and terminating on December 31, 2006, subject to any early termination provisions set forth in the Agreement.”

3.

Paragraph A of Exhibit “A” of the Agreement is amended by providing for a Base Salary of $400,000 per annum, commencing on the Effective Date. The Base Salary shall, at a minimum, be adjusted annually, on the anniversary date of the Effective Date, pursuant to the CPI then in effect for the Philadelphia metropolitan area. The Base Salary shall be payable in installments, in arrears, in accordance with the Company’s regular payroll practices, but not less often than monthly.

4.

Paragraph B of Exhibit “A” of the Agreement is amended by providing for an annual bonus in an amount up to 100% of the Base Salary commencing on the Effective Date as the Company’s compensation committee shall approve.

5.

In the event any term or condition of this Addendum is inconsistent with any term or condition of the Agreement, the terms of this Addendum will control. Except as stated above, all the terms and conditions of the Agreement, including all restrictions and covenants, which restrictions the Employee acknowledges as reasonable and enforceable, shall remain in full force and effect and are incorporated herein by reference as though set forth at length.

IN WITNESS WHEREOF, the parties have executed this Addendum to become effective on the Effective Date.

NCO FINANCIAL SYSTEMS, INC.

By: /s/ Joshua Gindin	/s/ Steven Leckerman
Steven Leckerman